Davis New York Venture Fund, Inc.
File Number 811-01701
For the period ending 01/31/2015

Due to the restrictions in the format of form N-SAR, all breakpoints of the investment advisory fee were unable to be listed. Below is a complete list of the breakpoints:

Series 1

48.

Step		Asset Value ($000's ommitted)		Annual Fee Rate

first		$	3000000						0.550%
next		$	1000000						0.540%
next		$	1000000						0.530%
next		$	1000000						0.520%
next		$	1000000						0.510%
next		$	3000000						0.500%
next		$	8000000						0.485%
next		$	7000000						0.470%
next		$	8000000						0.455%
next		$	7000000						0.440%
next		$	8000000						0.425%
next		$	7000000						0.410%
next		$							0.000%
next		$							0.000%
over		$	55000000					0.395%



Due to the restrictions in the format of form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for the following items:

Series 1

72DD.	1.	Total income dividends for which record date passed during
		the period (000's omitted)
		Class A	$	13614

	2.	Dividends for a second class of open-end company shares
		(000's omitted)
		Class B	$	0
		Class C	$	0
		Class R	$	0
		Class Y	$	13691


73A.	1.	Dividends from net investment income (per share)
		Class A	$	0.0544

	2.	Dividends for a second class of open-end company shares
		(per share)
		Class B	$	0.0000
		Class C	$	0.0000
		Class R	$	0.0000
		Class Y	$	0.1045


74U.	1.	Number of shares outstanding (000's omitted)
		Class A		265511

	2.	Number of shares outstanding of a second class of shares of
		open-end company (000's omitted)
		Class B		3078
		Class C		90374
		Class R		7465
		Class Y		126752


74V.	1.	Net asset value per share (to nearest cent)
		Class A	$	35.61

	2.	Net asset value per share of a second class of open-end
		Company shares (to nearest cent)
		Class B	$	33.08
		Class C	$	33.61
		Class R	$	35.70
		Class Y	$	36.13